Exhibit 99.1
SPECIFIED TRANSACTION OF JARED L. COHON, DIRECTOR

Acquisitions/Dispositions of Equity Securities

Name and Title of Director/Executive Officer	Date of Transaction	Title and Number of Securities Involved in transaction	Per Share Acquisition/ Disposition Price	Aggregate Value of Transaction	Description of Nature of Transaction
Jared L. Cohon, Director	7/23/02	615 Shares of Common Stock	$24.01	$14,766	Purchased shares in open market transaction